Exhibit 10.8

PURCHASE AND SALE AGREEMENT

This PURCHASE AND SALE AGREEMENT (this “Agreement”) is made as of November [●], 2019 by and between [●], a [●] (“Seller”), and [●], a [●] (“Purchaser”).

RECITALS

WHEREAS, Seller is the owner and holder of a [●]% tenant-in-common interest (the “TIC Interest”) in and to the property set forth on Exhibit A attached hereto under the heading “Property” (the “Property”).

WHEREAS, Seller desires to sell the TIC Interest to Purchaser, and Purchaser desires to acquire the TIC Interest from Seller.

WHEREAS, Purchaser is currently an entity disregarded as separate from the REIT (as defined in Section 1.4 hereof) for federal income tax purposes.

NOW, THEREFORE, for and in consideration of the foregoing, and the representations, warranties and other terms contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

CONVEYANCE AND PURCHASE PRICE

1.1    Subject of Conveyance. Seller irrevocably agrees to sell, transfer and assign to Purchaser at the Closing (as defined in Section 6.1 hereof) the TIC Interest together with any other interests Seller may have in the Property, and Purchaser agrees to purchase and accept transfer of the TIC Interest pursuant to the terms and subject to the conditions set forth in this Agreement. The TIC Interest shall be conveyed to Purchaser free and clear of all Liens (as defined in Section 1.4 hereof) other than Permitted Liens (as defined in Section 1.4 hereof).

1.2    Purchase Price. The purchase price to be paid by Purchaser to Seller for the TIC Interest is $[        ] (the “Purchase Price”) on the Closing Date, subject to any adjustments arising from the Prorations (as defined in Section 1.4 hereof).

1.3    No Further Interest. Seller acknowledges and agrees that effective upon Closing, the TIC Interest shall be transferred, assigned and conveyed to Purchaser, or a subsidiary thereof, and Seller shall have no further right, title or interest in the Property, other than indirectly through the ownership of any equity interest in Purchaser or corporate stock in the REIT.

1.4    Definitions. As used in this Agreement, the following terms have the following meanings:

“Alpine GP” means Alpine Income Property GP, LLC, a Delaware limited liability company and the sole general partner of Alpine OP, the sole member of Purchaser.

“Alpine OP” means Alpine Income Property OP, LP, a Delaware limited partnership.

[“CTO” means Consolidated-Tomoka Land Co., a Florida corporation.]

“Governmental Authority” means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

“IPO” means the underwritten initial public offering of shares of common stock, $0.01 par value per share, of the REIT.

“Knowledge” means, with respect to Seller, the actual knowledge of John Albright, Mark Patten, Stephen Greathouse and Daniel Smith, or any of them, without inquiry.

“Leases” means the leases and occupancy agreements with respect to the Property listed on Exhibit C attached hereto.

“Liens” means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

“Material Adverse Effect” means any material adverse change in any of the condition, results of operation or prospects of the TIC Interest or the Property.

“Permitted Liens” means any (i) liens for non-delinquent taxes; (ii) zoning and other law generally applicable to the districts in which the Property is located; (iii) easements for public utilities, encroachments, rights of access and/or other non-monetary matters that do not materially interfere with the use of the Property; (iv) liens arising in the ordinary course of business; (v) rights of tenants under leases and those claiming by, through or under such tenants, (vi) rights of lessors under ground and other leases of portions of the Property; and (vii) any exceptions contained in the title policies relating to the Property as of the Closing Date.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Prorations” means those proration and adjustment amounts that are customarily applied to closings of commercial real estate transactions in the county in which the Property is located, which amounts shall be calculated as of midnight (Eastern time) of the day immediately preceding the Closing Date. Seller shall be entitled to Seller’s share of all income and responsible for Seller’s share of all expenses related to the Property (to the extent Seller is entitled or responsible for the same by virtue of the TIC Interest) for the period of time up to but not including the Closing Date, and Purchaser shall be entitled to all such income and responsible for all such expenses for the period of time after and including the Closing Date. Without limiting the generality of the foregoing, the following items of income and expense shall be prorated at Closing:

(A)

Taxes. All real estate and personal property taxes and special assessments, if any, with respect to the Property, to the extent Seller is responsible for the same by virtue of the TIC Interest, shall be prorated at the Closing;

(B)

Utilities. All telephone, electric, sewer, water and other utility bills, trash removal bills, janitorial and maintenance service bills and all other expenses relating to a Property, if any, that are obligations of Seller by virtue of the TIC Interest and which are allocable to the period prior to the Closing Date shall be determined and paid, or caused to be paid, by Seller before the Closing, if possible, or if such is not determinable before the Closing, then the parties hereto shall use their commercially reasonable efforts to determine and pay such amounts as promptly as possible following the Closing and Purchaser may withhold from any cash amount of the Purchase Price payable at the Closing hereunder an amount of cash reasonably estimated to cover any estimated Proration for the items described in this subsection (B);

(C)

Rents. All rents, including, without limitation, base rents, operating expense payments or common area maintenance charges and all other forms of additional rents, payable under the leases for the Property and all other income from the Property, to the extent Seller is entitled to the same by virtue of the TIC Interest, shall be prorated at the Closing; and

(D)

Other Items. Any other items of revenue, operating expenses or other items which are customarily prorated between a transferor and transferee of real estate in the county in which the Property is located shall be prorated at the Closing, in each case to the extent Seller is entitled to or responsible for any such item by virtue of the TIC Interest.

“Prospectus” means the final prospectus for the IPO, as filed by the REIT with the U.S. Securities and Exchange Commission.

“REIT” means Alpine Income Property Trust, Inc.

“Tax” or “Taxes” means any and all taxes, duties, assessments or governmental charges, imposts, levies or other assessments, fees or other charges imposed by any Governmental Authority, including federal, state, provincial, local or foreign income, gross receipts, license, payroll, employment-related, excise, goods and services, harmonized sales, severance, stamp, occupation, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

ARTICLE II

REPRESENTATIONS AND WARRANTIES

2.1    Representations and Warranties by Purchaser. Purchaser hereby represents and warrants to Seller that the following statements are true, correct and complete as of the date of this Agreement and will be true, correct and complete as of the Closing Date:

(a)    Organization and Power; Due Authorization; Enforceability. Purchaser is duly organized, validly existing and in good standing under the laws of the State of Delaware, and has full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement. The execution and delivery by Purchaser of this Agreement and the performance by Purchaser of its obligations hereunder have been duly authorized by all requisite action of Purchaser and require no further action or approval of Purchaser’s members, partners, stockholders, managers, board of directors, trustees or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b)    Compliance With Laws and Policies. The execution and delivery of this Agreement and the consummation of this transaction will not result in any violation of, or default under, or result in the acceleration of (1) any obligation under the charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust or other organizational documents of Purchaser, or any mortgage, indenture, Lien, agreement, note, contract, or instrument to which Purchaser is a party or by which Purchaser is bound, or (2) permit, judgment, decree, order, restrictive covenant, statute, law, ruling, ordinance, rule or regulation applicable to Purchaser. Purchaser acknowledges that [Seller/CTO] is a publicly-traded company, and as such is required to maintain and adhere to certain policies and procedures, including a Code of Business Conduct and Ethics, Insider Trading Compliance Program, and Policies and Procedures for Complaints and Concerns Regarding Accounting, Internal Accounting Controls, and Auditing Matters (the “CTO Policies”). Purchaser warrants and covenants that, to its current actual knowledge, the entering into of this Agreement, the transaction(s) contemplated hereby and the associated circumstances do not constitute nor give rise to a violation of the CTO Policies.

(c)    Litigation. There is no action, suit or proceeding pending against or affecting Purchaser in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which could reasonably be expected to (1) in any manner raise any question affecting the validity or enforceability of this Agreement, (2) materially and adversely affect the business, financial position, or results of operations of Purchaser or (3) materially and adversely affect the ability of Purchaser to perform its obligations hereunder.

(d)    No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the execution and delivery of this Agreement by Purchaser and the performance by Purchaser of its obligations hereunder has been obtained or will be obtained on or before the Closing Date.

(e)    OFAC. Purchaser is not a person or entity with whom Seller is restricted from doing business under regulations of the Office of Foreign Asset Control of the Department of the Treasury (“OFAC”) (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such person or entities. Purchaser is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by OFAC, and is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transactions, directly or indirectly, on behalf of, any such person, group, entity or nation.

2.2    Representations by Seller. Seller hereby represents and warrants to Purchaser that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:

(a)    Organization and Power; Due Authorization. Seller is duly organized, validly existing and in good standing under the laws of its state of formation. Seller has full right, power and authority to enter into this Agreement and to perform all of its obligations under this Agreement; and the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder have been duly authorized by all requisite action of Seller and require no further action or approval of Seller’s members, partners, stockholders, managers, board of directors, trustees or of any other individuals or entities, as applicable, in order to constitute this Agreement as a binding and enforceable obligation of Seller. This Agreement constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except as such enforceability may be limited by bankruptcy or the application of equitable principles.

(b)    Compliance With Laws and Policies. The execution and delivery of this Agreement and the consummation of this transaction will not result in any violation of, or default under, or result in the acceleration of (1) any obligation under the charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust or other organizational documents of Seller, or any mortgage, indenture, Lien, agreement, note, contract, or instrument to which Seller is a party or by which Seller, the TIC Interest or, to the Knowledge of Seller, the Property, is bound or (2) permit, judgment, decree, order, restrictive covenant, statute, law, ruling, ordinance, rule or regulation applicable to Seller, the TIC Interest, or, to the Knowledge of Seller, the Property or the use or construction thereof.

(c)    Litigation. There is no action, suit or proceeding pending or, to the Knowledge of Seller, threatened, against or affecting Seller, the TIC Interest or, to the Knowledge of Seller, the Property in any court or before any arbitrator or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality which (1) in any manner raises any question affecting the validity or enforceability of this Agreement, (2) could reasonably be expected to materially and adversely affect the business, financial position, or results of operations of Seller, the TIC Interest or, to the Knowledge of Seller, the Property, (3) could adversely affect the ability of Seller to perform its obligations hereunder, or under any document to be delivered pursuant hereto, (4) could reasonably be expected to create a Lien on the TIC Interest, to the Knowledge of Seller, the Property, any part thereof, or any interest therein or (5) could materially and adversely affect the TIC Interest, the Property, any part thereof, or any interest therein.

(d)     Good Title. Seller is the sole record and beneficial owner of the TIC Interest. Seller has good and valid title to the TIC Interest. Except for Permitted Liens, the TIC Interest is free and clear of all Liens and at the Closing will be sold to Purchaser free and clear of all Liens. No other Person or entity has an option to purchase or a right of first refusal to purchase the TIC Interest nor are there any agreements or understandings with respect to the voting, ownership or disposition of the TIC Interest that could adversely affect Seller’s ability to perform its obligations hereunder or Purchaser’s rights to the TIC Interest following the Closing.

(e)    Interests. There are no rights to purchase, subscriptions, warrants, options, conversion rights or preemptive rights relating to the TIC Interest that will be in effect as of the Closing.

(f)    No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation or filing by or with any governmental agency or body necessary for the execution and delivery by Seller of this Agreement and the performance by Seller of its obligations hereunder has been obtained or will be obtained on or before the Closing Date. Each consent or approval required under any charter, bylaws, limited liability company agreement, partnership agreement, declaration of trust or other organizational documents, or any contract or agreement of Seller, or among the partners, members or stockholders of Seller, relating to indebtedness or otherwise, necessary for the execution and delivery by Seller of this Agreement and performance by Seller of its obligations hereunder has been obtained or will be obtained on or before the Closing Date. For the avoidance of doubt, Seller hereby consents to the sale of any or all other interests, including tenancy-in-common interests, in the Property by any owners of any such interests other than Seller.

(g)     Actions Prior to Closing. From the date hereof until the Closing Date, Seller shall not take any action or fail to take any action the result of which would reasonably be expected to (1) have a Material Adverse Effect on the Property, the TIC Interest or Purchaser’s ownership thereof, or (2) cause any of the representations and warranties contained in this Section 2.2 to be untrue as of the Closing Date.

(h)    Bankruptcy with respect to Seller. No Act of Bankruptcy has occurred with respect to Seller. As used herein, “Act of Bankruptcy” means if Seller or any equity holder, partner, manager or director thereof shall (A) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property, (B) admit in writing its inability to pay its debts as they become due, (C) make a general assignment for the benefit of its creditors, (D) file a voluntary petition or commence a voluntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect), (E) be adjudicated bankrupt or insolvent, (F) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, receivership, dissolution, winding-up or composition or adjustment of debts, (G) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case or proceeding under the Federal Bankruptcy Code (as now or hereafter in effect) or (H) take any entity action for the purpose of effecting any of the foregoing.

(i)    Brokerage Commission. Seller has not engaged the services of any real estate agent, broker, finder or any other Person for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein.

(j)    No Other Interests. Seller does not own any interest in the Property other than through the TIC Interest.

(k)    Real Property.

(1)    To the Knowledge of Seller, Seller has not received from any Governmental Authority written notice of any material violation of any laws applicable (or alleged to be applicable), to the extent compliance is not the responsibility of the tenants under the Leases, to the Property, or any part thereof, that has not been corrected.

(2)    Seller has timely filed all tax returns required to be filed with respect to the TIC Interest (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) in accordance with all applicable laws. All such tax returns are correct and complete in all material respects, and Seller has paid (or had paid on its behalf) all taxes required to be paid by it with respect to the TIC Interest, and no deficiencies for any taxes have been proposed, asserted or assessed in writing with respect to the TIC Interest or, to the Knowledge of Seller, the Property, and no requests for waivers of the time to assess any such taxes are pending and no such waivers have been granted with respect to the TIC Interest or, to the Knowledge of Seller, the Property.

(3)    There are no Liens as a result of any delinquent taxes on the TIC Interest or, to the Knowledge of Seller, the Property.

(4)    There are no pending or threatened audits, assessments or other actions for or relating to a liability in respect of income or non-income taxes of Seller.

(5)    Intentionally Omitted.

(6)    The Property is owned in a tenancy in common. The Property is insured under a policy of title insurance free and clear of all Liens except for Permitted Liens. Prior to the Closing Date, Seller shall not take or omit to take any action to cause any Lien to attach to the Property, except for Permitted Liens.

(7)    To the Knowledge of Seller, the Leases listed on Exhibit C are the only leases, licenses, tenancies, possession agreements and occupancy agreements affecting the Property. Neither Seller nor, to the Knowledge of Seller, any other party to a Lease has given or received any notice of default with respect to any term or condition of any such Lease that remains uncured, which default, if not timely cured, would permit, subject to expiration of applicable cure periods, application of mortgagee cure rights and giving of required notices, termination of the related Lease, set off of material amounts under the related Lease or, in the case of a default by the tenant, termination of the tenant’s right to possession of the related leased premises.

(8)    To the Knowledge of Seller, each of the Leases is in full force and effect, and constitutes the legal, valid and binding obligation of Seller and each other party thereto, enforceable against Seller and each other party thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Except as set forth in the Leases, Seller has not granted an option or right of first refusal or offer pursuant to the Leases with respect to the sale of the Property or any interest therein.

(9)    To the Knowledge of Seller, no tenant under a Lease is presently the subject of any voluntary or involuntary bankruptcy or insolvency proceedings.

(10)    (A) To the Knowledge of Seller, (B) to the extent compliance is not the responsibility of the tenants under the Leases, and (C) except for matters not reasonably likely to cause a Material Adverse Effect to Seller, the TIC Interest or the Property, the Property is in compliance with all applicable present and future federal, state and local laws, statutes, ordinances, rules, regulations, standards, policies and other governmental directives or requirements, as well as common law, relating to the protection of human health or the environment, Hazardous Materials (as hereinafter defined), liability for, or costs of, other actual or threatened danger to human health or the environment (collectively, the “Environmental Laws”). Seller has not received, within the lesser of (a) the period of time during which Seller has owned the TIC Interest or (b) the past three (3) years, any written notice from any Governmental Authority or third-party alleging that (i) Seller or the Property is not in compliance with applicable Environmental Laws or (ii) there has been a release of Hazardous Materials on the Property that would require investigation or remediation under applicable Environmental Laws. The representations and warranties contained in this Section 2.2(k)(10) constitute the sole and exclusive representations and warranties made by Seller concerning environmental matters. As used herein, “Hazardous Materials” shall mean “Hazardous Material,” “Hazardous Substance,” “Pollutant or Contaminant,” and “Petroleum” and “Natural Gas Liquids,” as those terms are defined or used in Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act Of 1980 (42 U.S.C. Sections 9601 et seq.), as amended, and any other substances regulated because of their effect or potential effect on public health and the environment, including, without limitation, PCBs, lead paint, asbestos, urea formaldehyde, radioactive materials, putrescible materials, and infectious materials Environmental Laws.

(11)    To the Knowledge of Seller, no condemnation or eminent domain proceedings are pending or have been threatened in writing against the Property.

(l)    OFAC. Seller is not a person or entity with whom Purchaser is restricted from doing business under regulations of OFAC (including, but not limited to, those named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including, but not limited to, the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action and is not and shall not engage in any dealings or transaction or be otherwise associated with such person or entities. Seller is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by OFAC, and is not engaging in the transactions contemplated by this Agreement, directly or indirectly, on behalf of, or instigating or facilitating such transactions, directly or indirectly, on behalf of, any such person, group, entity or nation.

(m)    Tax Treatment. Seller represents and warrants that it has obtained from its own counsel advice regarding the tax consequences of the transfer of the TIC Interests to the Purchaser pursuant to the terms of this Agreement. Purchaser has not made any representation to Seller regarding the tax treatment of the transactions contemplated by this Agreement, and further represents and warrants that it has not relied on Purchaser or Purchaser’s representatives or counsel for any tax advice.

(n)    Foreign Persons. Seller is not a “foreign person” within the meaning of Section 1445(f) or Section 1446(f) of the Internal Revenue Code of 1986, as amended (the “Code”).

ARTICLE III

INDEMNIFICATION

3.1    Survival of Representations and Warranties; Remedy for Breach.

(a)    Subject to Section 3.5 hereof, all representations and warranties of Seller contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered pursuant to this Agreement shall survive the Closing for a period of twelve (12) months.

(b)    Subject to the limitations set forth in Section 3.4 hereof, following the Closing, Seller shall be liable under this Agreement for monetary damages (or otherwise) for breach of any of its representations, warranties, covenants and obligations contained in this Agreement or in any Schedule, Exhibit, certificate or affidavit delivered by Seller pursuant thereto.

3.2    General Indemnification.

(a)     From and after the Closing Date, Seller shall indemnify, hold harmless and defend Purchaser, Alpine OP, Alpine GP, the REIT and each of their respective officers, directors, employees, stockholders, partners, agents and affiliates (each of which is an “Indemnified Party” and collectively the “Indemnified Parties”), from and against any and all claims, losses, damages, liabilities and expenses, including, without limitation, interest, penalties, amounts paid in settlement, reasonable attorneys’ fees, costs of investigation, judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, “Losses”) asserted against, imposed upon or incurred by the Indemnified Party, to the extent resulting from any breach of a representation, warranty or covenant of Seller contained in this Agreement, or in any Schedule, Exhibit, certificate or affidavit delivered by Seller pursuant thereto. In each case, Seller shall only bear the fees, costs or expenses in connection with the employment of one counsel and any necessary local counsel (regardless of the number of Indemnified Parties).

(b)    Seller shall also indemnify and hold harmless the Indemnified Parties from and against any and all Losses asserted against, imposed upon or incurred by the Indemnified Parties to the extent resulting from a third-party claim against Seller and relating to the TIC Interest and arising from matters that occurred prior to the Closing.

(c)    With respect to any indemnification claim by an Indemnified Party pursuant to this Section 3.2, to the extent available, Purchaser agrees to use diligent good faith efforts to pursue and collect any and all available proceeds and benefits of any right to defense under any insurance policy that covers the matter which is the subject of the indemnification prior to seeking indemnification from Seller until all proceeds and benefits, if any, to which Purchaser or any other Indemnified Party is entitled pursuant to such insurance policy have been exhausted; provided, however, that Purchaser and any other Indemnified Party may make a claim under this Section 3.2 even if an insurance coverage dispute is pending, in which case, if the Indemnified Party later receives insurance proceeds with respect to any Losses paid by Seller for the benefit of any Indemnified Party, then the Indemnified Party shall reimburse Seller in an amount equivalent to such proceeds in excess of any deductible amount pursuant to Section 3.2(a) hereof up to the amount actually paid (or deemed paid) by Seller to the Indemnified Party in connection with such indemnification (it being understood that all costs and expenses incurred by Seller with respect to insurance coverage disputes shall constitute Losses paid by Seller for purposes of Section 3.2(a) hereof).

3.3    Notice and Defense of Claims. As soon as reasonably practicable after receipt by the Indemnified Party of notice of any liability or claim incurred by or asserted against the Indemnified Party that is subject to indemnification under this Article III, the Indemnified Party shall give notice thereof to Seller, including liabilities or claims to be applied against the indemnification deductible established pursuant to Section 3.4 hereof; provided that failure to give notice to Seller will not relieve Seller from any liability that it may have to any Indemnified Party, unless, and only to the extent that, such failure (a) shall have caused prejudice to the defense of such claim or (b) shall have materially increased the costs or potential liability of Seller by reason of the inability or failure of Seller (due to such lack of prompt notice) to be involved in any investigations or negotiations regarding any such claim. Such notice shall describe in reasonable detail the facts known to such Indemnified Party giving rise to such claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by law, such Indemnified Party shall deliver to Seller, promptly after such Indemnified Party’s receipt thereof, copies of all notices and documents received by such Indemnified Party relating to such claim. The Indemnified Party shall permit Seller, at Seller’s option and expense, to assume the defense of any such claim by counsel selected by Seller and reasonably satisfactory to the Indemnified Party, and to settle or otherwise dispose of the same; provided, however, that the Indemnified Party may at all times participate in such defense at its sole expense; and provided further, however, that Seller shall not, in defense of any such claim, except with the prior written consent of the Indemnified Party in its sole and absolute discretion, consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff in question to all Indemnified Parties a full and complete release of all liabilities in respect of such claims, or that does not result only in the payment of money damages which are paid (or deemed paid) in full by Seller. If Seller shall not have undertaken such defense within twenty (20) days after such notice, or within such shorter time as may be reasonable under the circumstances to the extent required by applicable law, then the Indemnified Party shall have the right to undertake the defense, compromise or settlement of such liability or claim on behalf of and for the account of Seller and at Seller’s sole cost and expense (subject to the limitations in Section 3.4 hereof).

3.4     Limitations on Indemnification under Section 3.2(a).

(a)    Seller shall not be liable under Section 3.2(a) hereof unless and until the total amount recoverable by the Indemnified Parties under Section 3.2(a) exceeds one percent (1%) of the Purchase Price and then only to the extent of such excess. Seller’s total liability for indemnification shall not exceed five percent (5%) of the Purchase Price.

(b)    Notwithstanding anything contained herein to the contrary, before taking recourse against any assets of Seller and subject to the limitations set forth in the following sentence, the Indemnified Parties shall look, first to available insurance proceeds (including without limitation any title insurance proceeds, if applicable) in accordance with Section 3.2(c) hereof, and then to indemnification under this Article III. Notwithstanding anything to the contrary in this Agreement, except in the case of fraud or in the event of Losses relating to a third-party claim, Seller shall not be liable to the Indemnified Parties for any indirect, special or consequential damages, loss of profits, Taxes relating to tax years beginning on or after the Closing, loss of value or other similar speculative damages asserted or claimed by the Indemnified Parties.

(c)    The limitations in this Section 3.4 shall not apply to any obligations of Seller with respect to Prorations under this Agreement.

3.5    Limitation Period.

(a)    Any claim for indemnification under Section 3.2 hereof must be asserted in writing by the Indemnified Party, stating the nature of the Losses and the basis for indemnification therefor on or prior to the first (1st) anniversary of the Closing.

(b)    If asserted in writing on or prior to the date specified in Section 3.5(a) hereof for the applicable claim, any claims for indemnification pursuant to Section 3.2 hereof shall survive until resolved by mutual agreement between Seller and the Indemnified Party or by arbitration or court proceeding.

3.6    Sole and Exclusive Remedy. From and after the Closing, except in the case of fraud, the indemnification under this Article III shall be the sole and exclusive (A) remedy of the Indemnified Parties against Seller for any inaccuracy in or breach of any representation or warranty contained in this Agreement and (B) monetary remedy of the Indemnified Parties against Seller for any failure to perform or comply with any covenant or obligation in this Agreement.

ARTICLE IV

COVENANTS

4.1    Covenants.

(a)    Satisfaction of Conditions. Seller hereby covenants that Seller shall (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions to the Closing set forth herein and (B) cooperate and assist in Purchaser’s efforts to satisfy all of the conditions to the Closing set forth herein, and agrees that Purchaser shall not have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by Purchaser in writing.

(b)    Consent to Transfers. Seller hereby consents to the transfer of, and waives any rights of first refusal, right of first offer, buy-sell agreements, put, option or similar parallel or dissenter rights or similar rights afforded to Seller with respect to the Property or any interest therein.

(c)    No Disposition or Encumbrance of Property. From the date hereof through the Closing, except as specifically contemplated by this Agreement, Seller shall not, without the prior written consent of Purchaser, (i) sell, transfer (or agree to sell or transfer) or otherwise dispose of, or cause the sale, transfer or disposition of (or agree to do any of the foregoing) all or any portion of the TIC Interest or the Property or (ii) mortgage, assign, pledge or otherwise encumber in any manner the TIC Interest or the Property.

(d)    Ordinary Course of Business. From the date hereof through the Closing, and except as specifically contemplated by this Agreement, Seller shall conduct its business in the ordinary course of business consistent with past practice and, to the extent within its control, cause the Property to be operated in the ordinary course of business consistent with past practice, and shall not, without the prior written consent of Purchaser: (i) enter into any material transaction not in the ordinary course of business; (ii) mortgage, pledge or encumber the TIC Interest or consent to any mortgage, pledge or encumbrance of the Property or any interest therein, (iii) change or consent to any change of the existing use of the Property; or (iv) take or consent to any action that would render any of the representations or warranties set forth herein untrue.

4.2    Relationship to Property. Seller and Purchaser acknowledge and agree that, from and after the Closing, Seller shall no longer have any interests in the Property.

ARTICLE V

CONDITIONS PRECEDENT TO THE CLOSING

5.1    Conditions to Purchaser’s Obligation. In addition to any other conditions set forth in this Agreement, Purchaser’s obligation to consummate the Closing is subject to the timely satisfaction of each of the conditions and requirements set forth in this Section 5.1, all of which shall be conditions precedent to Purchaser’s obligations under this Agreement.

(a)    IPO. The IPO, in such form and substance as the Purchaser, in its sole and absolute discretion, shall have determined to be acceptable, shall have been completed (or be completed simultaneously with the Closing).

(b)    Formation Transactions. The formation transactions described in the Prospectus shall have occurred or be scheduled to occur contemporaneously with the Closing.

(c)    Representations and Warranties. The representations and warranties made by Seller pursuant to this Agreement shall be true and correct as of the Closing as though such representations and warranties were made at the Closing and, if requested by Purchaser, Seller shall have delivered a certificate to Purchaser to such effect.

(d)    Performance. Seller shall have performed and complied with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing, including having delivered each of the items set forth in Section 6.2 hereof.

(e)    Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that restrains, prohibits or otherwise invalidates the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(f)    Consents and Approvals. All necessary approvals and consents of governmental and private parties, including, without limitation, all ground lessors, tenants, other parties to service contracts, lenders and ratings agencies, partners, members or stockholders of Seller, to effect the transactions contemplated by this Agreement, shall have been obtained.

(g)    No Material Adverse Change. There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the condition, results of operation or prospects of the TIC Interest.

5.2    Conditions to Seller’s Obligation. In addition to any other conditions set forth in this Agreement, Seller’s obligation to consummate the Closing is subject to the timely satisfaction of each of the conditions and requirements set forth in this Section 5.2, all of which shall be conditions precedent to Seller’s obligations under this Agreement.

(a)    Representations and Warranties. The representations and warranties made by Purchaser pursuant to this Agreement shall be true and correct as of the Closing Date as though such representations and warranties were made at the Closing and, if requested by Seller, shall have delivered a certificate to Seller to such effect.

(b)    Performance. Purchaser shall have performed and complied in all material respects with all agreements and covenants that it is required to perform or comply with pursuant to this Agreement prior to the Closing.

(c)    Legal Proceedings. No order, statute, rule, regulation, executive order, injunction, stay, decree, or restraining order shall have been enacted, entered, promulgated or enforced by any court of competent jurisdiction or governmental entity that prohibits the consummation of the transactions contemplated by this Agreement, and no litigation or governmental proceeding seeking such an order shall be pending or threatened.

(d)    Creditor Consent. [Seller/CTO] shall have obtained any required third-party consents or waivers including, without limitation, any consent or waiver required under that certain Second Amended and Restated Credit Agreement dated September 7, 2017, by and among [Seller/CTO], as [borrower], certain [subsidiaries/affiliates] of [Seller/CTO], as [guarantors] and Bank of Montreal, as administrative agent on behalf of financial institutions from time to time party thereto.

ARTICLE VI

CLOSING AND CLOSING DOCUMENTS

6.1    Closing. The consummation and closing of the transactions contemplated pursuant to this Agreement (the “Closing”) shall take place by electronic transmission of closing documents to the extent possible, promptly following satisfaction of the conditions to the Closing set forth herein (the “Closing Date”), or as otherwise set by agreement of the parties.

6.2    Seller’s Deliveries. At the Closing, Seller shall deliver the following to Purchaser in addition to all other items required to be delivered to Purchaser by Seller:

(a)    Deed. A duly executed and acknowledged Special Warranty Deed, in substantially the form of Exhibit B attached hereto.1

(b)    Bill of Sale. A duly executed Bill of Sale in substantially the form of Exhibit D attached hereto.

(c)     Omnibus Assignment. A duly executed counterpart to the Omnibus Assignment in substantially the form of Exhibit E attached hereto.

(d)    FIRPTA Certificate. An affidavit from Seller certifying pursuant to Section 1445 and Section 1446(f) of the Code that Seller, or if Seller is an entity disregarded from its owner, Seller’s regarded owner, is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder).

(e)    Other Documents. Any other document or instrument reasonably requested by Purchaser or required hereby.

6.3    Purchaser’s Deliveries. At the Closing, Purchaser shall deliver the Purchase Price, by one or more wire transfers of immediately available federal funds to an account, or accounts, designated in writing by Seller.

6.4    Default Remedies. If any party defaults in performing any of such party’s obligations under this Agreement, the other party shall have all rights and remedies available to it at law or in equity resulting from Seller’s default, including without limitation, the right to seek specific performance of this Agreement, including, for the avoidance of doubt, Seller’s obligation to convey the TIC Interest to Purchaser. The parties acknowledge and agree that the failure of a condition precedent to occur, notwithstanding the good faith and commercially reasonable efforts of the applicable party, shall not be a default hereunder.

ARTICLE VII

MISCELLANEOUS

7.1    Notices. Any notice provided for by this Agreement and any other notice, demand or communication required hereunder shall be in writing and either delivered in person or sent by hand delivered against receipt or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows: (a) if to Seller, c/o Consolidated-Tomoka Land Co., 1140 N. Williamson Blvd., Suite 140,

[1]	To use deeds for the applicable property from the data-site.

Daytona Beach, FL 32114, Attention: Daniel Smith, Esq.; or (b) if to Purchaser, c/o Alpine Income Property OP, LP, 1140 N. Williamson Blvd., Suite 140, Daytona Beach, FL 32114, Attention: Daniel Smith, Esq. Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.

7.2    Entire Agreement; Third-Party Beneficiaries. This Agreement, including, without limitation, the exhibits attached hereto, constitutes the entire agreement and supersedes each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

7.3    Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

7.4     Governing Law.

(a)    This Agreement shall be governed by and construed in accordance with the laws of the State of [                    ]2, without regard to the conflicts of law rules thereof. Each party hereto agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, partners, members, employees or agents) shall be, except to the extent otherwise required by applicable law, commenced exclusively in the state and federal courts sitting in Orlando, Florida. Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in Orlando, Florida for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any provision of this Agreement), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding.

(b)    Each party hereto hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law.

[2]	To use laws of the state where the Property is located.

(c)    If one or more parties hereto shall commence an action, suit or proceeding to enforce any provision of this Agreement, the prevailing party or parties in such action, suit or proceeding shall be reimbursed by the other party or parties to such action, suit or proceeding for the reasonable attorneys’ fees and other costs and expenses incurred by the prevailing party or parties with the investigation, preparation and prosecution of such action, suit or proceeding.

7.5    Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Each party hereto may rely upon the facsimile or electronic pdf email signature of any other party as if such signature were an original signature.

7.6    Headings. Headings of the Articles and Sections of this Agreement are for convenience only and shall be given no substantive or interpretive effect whatsoever.

7.7    Incorporation. All Exhibits attached hereto and referred to herein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

7.8    Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

7.9    Waiver of Conditions. The conditions to the obligations hereunder of each party hereto are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

7.10    1031 Exchange. Each party (herein, the “Exchanging Party”) may consummate the sale or purchase, as the case may be, of the TIC Interest as part of a so-called like-kind exchange (the “Exchange”) pursuant to Section 1031 of the Code and the parties hereby agree to reasonably cooperate with each other with respect to an Exchange, provided that: (i) the Exchanging Party shall effect the Exchange through an assignment of this Agreement, or its rights under this Agreement, to a qualified intermediary (as that term is defined in the Treasury Regulation Section 1.1031(k) – 1(g)(4)(iii)) and the other party to this Agreement shall not be required to acquire or hold title to any real property or sell the TIC Interest to any other third party, as the case may be, for purposes of consummating the Exchange, (ii) the Exchanging Party shall pay any additional costs that would not otherwise have been incurred by either party had the Exchanging Party not consummated the sale or purchase, as the case may be, through the Exchange and (iii) the Exchanging Party shall, and hereby does, indemnify, and hold the other party harmless from any loss, cost, damages, liability or expense which may arise or which the other party may suffer in connection with, an Exchange. The other party shall not by this Agreement or acquiescence to the

Exchange (1) have its rights under this Agreement affected or diminished in any manner or (2) be responsible for compliance with or be deemed to have warranted to the Exchanging Party that the Exchange in fact complies with Section 1031 of the Code; nor shall the terms or provisions of this Agreement be modified, amended or extended thereby.

7.11    Insider Trading. Purchaser specifically acknowledges that the common stock of [Seller/CTO] is traded on the NYSE American exchange under the trading symbol “CTO.” Purchaser further expressly acknowledges that it is aware that the securities laws of the United States prohibit any person who has received from an issuer material, non-public information, including information concerning the matters that are the subject of this agreement, from purchasing or selling securities of such issuer or from communicating such information to any other person.

[Signature Page Follows.]

IN WITNESS WHEREOF, this Agreement has been entered into effective as of the date first written above.

SELLER:

[●]

By:
Name:
Title:

PURCHASER:

[●]

By:
Name:
Title:

Exhibit A

Legal Description of Property

Exhibit B

Deed

Exhibit C

Leases

Exhibit D

Bill of Sale

[●], a [●] (“Seller”) in consideration of Ten Dollars ($10.00) and other good and valuable consideration paid to Seller by [●], a [●] (“Purchaser”), the receipt and sufficiency of which are hereby acknowledged, hereby sells, conveys, assigns, transfers, delivers and sets over to Purchaser all fixtures, furnishings, furniture, equipment, machinery, inventory, appliances, permits, approvals and authorizations granted by any governmental authorities, warranties, guaranties, indemnities, and bonds and other personal property owned by Seller (the “Personal Property”) which is located at, and used or usable in connection with, the Property (as such term is defined in that certain Purchase and Sale Agreement dated November [●], 2019, by and between Seller and Purchaser (the “Agreement”).

TO HAVE AND TO HOLD unto Purchaser and its successors and assigns to its and their own use and benefit forever.

This Bill of Sale is made by Seller without recourse and without any expressed or implied representation or warranty whatsoever.

Seller has made no warranty that the Personal Property covered by this Bill of Sale is merchantable or fit for any particular purpose and the same is sold in an “As Is” “Where Is” condition. By acceptance hereof, Purchaser affirms that it has not relied on any warranty of Seller with respect to the Personal Property and that there are no representations or warranties, expressed, implied or statutory (except to the extent and only for so long as any representation or warranty, if any, regarding the Personal Property set forth in the Agreement shall survive the closing of title thereunder, and subject to the limitations contained therein).

IN WITNESS WHEREOF, Seller has caused this Bill of Sale to be executed as of November [●], 2019.

SELLER:

[●]

By:
Name:
Title:

Exhibit E

Omnibus Assignment

THIS OMNIBUS ASSIGNMENT, made and entered into this [●] day of November, 2019, between [●], a [●] (“Assignor”), and [●], a [●] (“Assignee”).

W I T N E S E T H:

Assignor for Ten Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, hereby assigns to Assignee all of Assignor’s right, title and interest in, to and under (i) all books, records, and files owned by Assignor and relating to the occupancy, use, maintenance or operation of the real property located at [●] and the building and improvements located thereon (the “Premises”), (ii) all transferable licenses, approvals, certificates and permits held by Assignor and relating to the occupancy, use, maintenance or operation of the Premises, and (iii) all other items of intangible personal property owned by Assignor and exclusively relating to the occupancy, use or operation of the Premises (other than items expressly excluded from the sale of the Premises pursuant to that certain Purchase and Sale Agreement, dated November [●], 2019 between Assignor and Assignee (the “Purchase Agreement”); the items set forth in clauses (i) through (iii) above are hereinafter referred to collectively as the “Property Matters”);

TO HAVE AND TO HOLD unto Assignee and its successors and assigns to its and their own use and benefit forever.

Assignee hereby expressly assumes the obligations of Assignor in respect of the Property Matters accruing from and after the date hereof.

This Omnibus Assignment and Assumption Agreement (this “Agreement”) is made by Assignor without recourse and without any expressed or implied representation or warranty whatsoever, except to the extent expressly provided in the Purchase Agreement.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

Any inconsistency between the terms herein and the terms set forth in the Purchase Agreement shall be resolved in favor of the terms of the Purchase Agreement.

This Agreement and its interpretation and enforcement shall be governed by the laws of the State of [                    ]3 without respect to the principles of conflicts of laws.

This Agreement may be executed in any number of counterparts, each if which shall, when executed, be deemed to be an original and all of which shall be deemed to be one and the same instrument. Signature pages may be detached from separate counterparts and combined into a single counterpart.

[3]	To use laws of the state where the Property is located

[Signature Page Follows]

IN WITNESS WHEREOF, Assignor and Assignee have executed this Omnibus Assignment as of the date first above written.

ASSIGNOR:

[●]

By:
Name:
Title:

ASSIGNEE:

[●]

By:
Name:
Title: